Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES THIRD QUARTER 2009 RESULTS

Boca Raton, Fla., October 29, 2009 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced results for the fiscal quarter ending September 26, 2009.

THIRD QUARTER RESULTS 1

Total Company sales for the third quarter of 2009 decreased 17% to $3 billion. Excluding the impact of foreign currency translation on the International Division, total Company sales were down 15%.

The Company reported a net loss of $413 million in the third quarter of 2009, compared to a net loss of $7 million in the same period of 2008. The loss per share was $1.51 for the quarter, versus a loss per share of $0.02 in the third quarter of 2008. Adjusted for charges for deferred tax asset valuation allowances and the reversal of tax benefits recognized during the first half of 2009, and Charges related to the previously announced restructuring actions, the Company reported a loss of $21 million and a loss per share of $0.08 for the third quarter of 2009, versus a loss of $2 million and loss per share of $0.01 in the same period one year ago.

Total Company operating expenses, adjusted for Charges, decreased by $159 million from the third quarter of 2008. EBIT, adjusted for Charges, was $18 million in the third quarter of 2009, an increase of 20% compared to $15 million in the prior-year period.

In the third quarter of 2009, the Company’s cash flow from operating activities was $161 million and free cash flow was $141 million.

“We are pleased with both our operating results and cash flow performance in the third quarter,” said Mike Newman, Office Depot’s chief financial officer. “We exceeded our expectations in the quarter as a result of strong execution across the entire enterprise.”

North American Retail Division

Third quarter 2009 sales in the North American Retail Division were $1.3 billion, down 18% compared to the same period last year, due in part to having 117 fewer stores open in the third quarter of 2009 versus the prior year period. Comparable store sales in the 1,144 stores in the U.S. and Canada that have been open for more than one year decreased 14% for the third quarter compared to the prior year period. Consistent with previous periods, the decrease in comparable store sales was driven by macroeconomic factors as consumers and small business customers continued to hold back their spending, especially in large ticket categories, and the Division’s commitment to proactively reduce unacceptable margin promotions in select categories.

[1]	Includes non-GAAP information. Third quarter results include impacts of previously announced programs (“Charges”) and tax adjustments related to recording a deferred tax valuation allowance. Additional information is provided in our Form 10-Q filing. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

The North American Retail Division had an operating profit of $35 million for the third quarter, compared to $12 million reported in the same period of the prior year. The operating profit improvement was driven by a number of factors including higher product margins for the fifth straight quarter, a comparative benefit from closing underperforming stores, lower asset impairment charges compared to last year, and reduced operating expenses. These positive factors were partially offset by the unfavorable impact the sales volume decline had on gross margin and operating expenses.

During the third quarter, Office Depot closed one store, opened one and relocated three stores, bringing the total store count for North America to 1,158 as of September 26, 2009.

Inventory per store was approximately $669 thousand at the end of the third quarter of 2009, down about 14% from the prior year. This decrease was primarily due to improved inventory management and reduced exposure to large ticket inventory items.

North American Business Solutions Division

Third quarter 2009 sales in the North American Business Solutions Division were $880 million, down 16% compared to the same period last year, principally driven by a decrease in the number of customer transactions versus the prior year.

The North American Business Solutions Division reported an operating profit of $21 million for the third quarter of 2009 compared to $39 million for the same period of the prior year. The drivers of the third quarter operating profit change versus one year ago included the flow through impact of lower sales levels and the negative impact of product margins, including a less profitable product mix and cost increases that were not fully passed on to our customers due to timing issues. Partially offsetting some of the operating profit decline was the continued benefit from reduced selling and G&A expenses.

International Division

The International Division reported sales of $861 million in the third quarter of 2009, a decrease of 16% compared with the same period last year, while sales in local currency decreased by 9%.

International Division operating profit was $34 million in the third quarter of 2009 compared to $36 million in the same period of the prior year. The change in Division operating profit for the third quarter of 2009 resulted as the flow through impact of lower sales levels was almost completely offset by lower operating expenses. Additionally, changes in foreign exchange rates, driven by a stronger U.S. dollar, unfavorably impacted operating profit.

Other Matters

On October 14, 2009, Office Depot shareholders overwhelmingly approved the conversion, at the option of the holders of our Series A and Series B Preferred stock (BC Partners), into shares of common stock. Approximately 70% of the shares eligible to vote were represented at the meeting and the proposals with respect to conversion passed with more than 98% of the vote. This approval allows BC Partners to vote all of their preferred stock with shares of our common stock, on an as converted basis, on all issues to come before shareholders.

During the third quarter of 2009, Office Depot recorded a non-cash tax expense to establish a valuation allowance on certain deferred tax assets totaling $322 million or $1.17 per share because of the uncertainty of the realizability of these assets. Additionally, the Company reversed $39 million of tax benefits previously recognized during the first half of 2009. This reversal of tax benefits recognized negatively impacted earnings per share by $0.14 in the third quarter, of which, $0.08 is associated with the Charges recorded during the first half of 2009. Relevant accounting rules require that the deferred tax assets be assessed for realizability for each financial reporting date. The carrying value of those assets must be reduced if future realization is in doubt. A 36 month cumulative pre-tax income test is one of the criteria used to determine realizability. Because of the recession and the resulting impact on the Company’s results, as well as the significant restructuring activities and charges taken by the Company in the past year, its cumulative pre-tax results for the past 36 months became negative for the first time in the third quarter of 2009. As a result, the Company recorded a valuation allowance against certain deferred tax assets and the reversal of tax benefits recognized in the first half of the year. Office Depot’s effective tax rate will be lower and volatile for some time until the Company is in a position to remove the valuation allowance in future years.

The Company recognized about $40 million of pre-tax Charges related to the strategic business review actions announced in the fourth quarter of 2008 and taken in the third quarter of 2009. The Charges related primarily to lease accruals and severance expenses. During the balance of 2009, the Company expects to recognize approximately $60 million in additional Charges as activities are completed and accounting recognition criteria are met. The Company expects these activities and Charges to be completed by the end of 2009 and should benefit full year EBIT and cash flow by approximately $130 million and $85 million, respectively.

At the end of September 2009, the Company had nothing drawn on its asset-based loan (ABL) facility and had $694 million of availability. Office Depot’s borrowing base decreased in the third quarter versus the second quarter due to lower inventory levels. With $694 million of ABL availability and $693 million in cash on hand at the end of September, the Company exited the third quarter of 2009 with almost $1.4 billion in total available liquidity, the highest level since the third quarter of 2005.

During the third quarter of 2009, Office Depot recorded dividends on its convertible preferred stock of approximately $15 million. The Company has the option to pay the dividend in cash, or by increasing the liquidation preference on the amount of the preferred stock. Since the Company’s asset-based loan facility does not currently permit paying cash dividends, the October 1, 2009 dividend was settled by increasing the liquidation preference. Dividends settled like this are recognized at fair value, which is currently higher than the amount that would have been due if settled in cash. This fair value captures the current stock price of the underlying common stock and the option value of the preferred shares. Future dividends paid in kind will be measured at fair value when declared. That value should move directionally with changes in our common stock price

More information on the strategic business review is available in our Form 8-K’s filed with the Securities and Exchange Commission on December 10, 2008 and March 10, 2009, our Form 10-K filed with the Securities and Exchange Commission on February 24, 2009, and our Form 10-Q’s filed with the Securities and Exchange Commission on April 28, 2009, July 28, 2009 and October 29, 2009.

Additional information on the Company’s third quarter results can be found in both our Form 10-Q filed with the Securities and Exchange Commission on October 29, 2009 and supplemental investor presentation found in the Investor Relations section of the corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be accessed on the corporate website, www.officedepot.com, under the category Company Info.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot

Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,585 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.2 billion e-commerce operation. Office Depot has annual sales of approximately $14.5 billion, and employs about 42,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 49 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	As of September 26, 2009	As of December 27, 2008	As of September 27, 2008
Assets
Current assets:
Cash and cash equivalents	$692,886	$155,745	$394,574
Receivables, net	1,165,003	1,255,735	1,450,220
Inventories	1,176,659	1,331,593	1,460,499
Deferred income taxes	19,502	196,192	144,209
Prepaid expenses and other current assets	170,454	183,122	166,917

Total current assets	3,224,504	3,122,387	3,616,419
Property and equipment, net	1,281,066	1,557,301	1,623,858
Goodwill	19,431	19,431	1,338,183
Other intangible assets	26,360	28,311	103,453
Other assets	353,875	540,796	537,500

Total assets	$4,905,236	$5,268,226	$7,219,413

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,061,345	$1,251,808	$1,351,016
Accrued expenses and other current liabilities	1,249,575	1,173,201	1,196,732
Income taxes payable	4,854	8,803	11,447
Short-term borrowings and current maturities of long-term debt	60,265	191,932	420,979

Total current liabilities	2,376,039	2,625,744	2,980,174
Deferred income taxes and other long-term liabilities	665,758	585,861	585,573
Long-term debt, net of current maturities	667,025	688,788	519,348

Total liabilities	3,708,822	3,900,393	4,085,095

Commitments and contingencies
Redeemable preferred stock, net	340,218	—	—

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock - authorized 800,000,000 shares of $.01 par value; issued and outstanding shares – 280,634,590 in 2009, 280,800,135 in December 2008 and 280,862,835 in September 2008	2,806	2,808	2,809
Additional paid-in capital	1,195,005	1,194,622	1,187,383
Accumulated other comprehensive income	241,619	217,197	449,854
Retained earnings (accumulated deficit)	(528,575)	6,270	1,545,281
Treasury stock, at cost – 5,915,268 shares in 2009, 5,938,059 shares in December 2008 and 5,976,950 shares in September 2008	(57,733)	(57,947)	(58,311)

Total Office Depot, Inc. stockholders’ equity	853,122	1,362,950	3,127,016
Noncontrolling interest	3,074	4,883	7,302

Total stockholders’ equity	856,196	1,367,833	3,134,318

Total liabilities and stockholders’ equity	$4,905,236	$5,268,226	$7,219,413

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Sales	$3,029,207	$3,657,857	$9,078,612	$11,224,947
Cost of goods sold and occupancy costs	2,169,084	2,633,416	6,544,179	8,048,310

Gross profit	860,123	1,024,441	2,534,433	3,176,637

Store and warehouse operating and selling expenses	715,439	844,189	2,201,342	2,522,689
General and administrative expenses	177,480	176,362	524,273	550,136
Amortization of deferred gain on building sale	—	(1,873)	—	(5,619)

Operating profit (loss)	(32,796)	5,763	(191,182)	109,431

Other income (expense):
Interest income	24	1,908	1,936	8,417
Interest expense	(17,242)	(16,405)	(51,905)	(45,631)
Miscellaneous income (expense), net	9,369	2,999	6,222	17,175

Earnings (loss) before income taxes	(40,645)	(5,735)	(234,929)	89,392

Income tax expense	358,400	1,538	302,312	30,661

Net earnings (loss)	(399,045)	(7,273)	(537,241)	58,731

Less: Net loss attributable to the noncontrolling interest	(1,011)	(575)	(2,396)	(1,342)

Net earnings (loss) attributable to Office Depot, Inc.	(398,034)	(6,698)	(534,845)	60,073

Preferred stock dividends	14,931	—	15,417	—

Income (loss) available to common shareholders	$(412,965)	$(6,698)	$(550,262)	$60,073

Earnings (loss) per share:
Basic	$(1.51)	$(0.02)	$(2.02)	$0.22
Diluted	(1.51)	(0.02)	(2.02)	0.22

Weighted average number of common shares outstanding:
Basic	274,194	272,939	272,554	272,726
Diluted	274,194	272,939	272,554	273,073

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	39 Weeks Ended
	September 26, 2009	September 27, 2008

Cash flow from operating activities:
Net earnings (loss)	$(537,241)	$58,731
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	161,765	192,345
Charges for losses on inventories and receivables	57,390	100,353
Valuation allowance on deferred tax assets	321,566	—
Deferred income taxes	7,039	39,951
Changes in working capital and other	256,639	46,399

Net cash provided by operating activities	267,158	437,779

Cash flows from investing activities:
Capital expenditures	(74,057)	(277,818)
Acquisitions, net of cash acquired, and related payments	—	(101,786)
Release of restricted cash	6,037	18,100
Purchase of assets held for sale and sold	—	(39,772)
Proceeds from assets sold	147,731	85,286
Other	1,213	—

Net cash provided by (used in) investing activities	80,924	(315,990)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	33	658
Tax benefits from employee share-based payments	—	292
Treasury stock additions from employee related plans	—	(1,015)
Debt issuance costs	—	(39,498)
Proceeds from issuance of redeemable preferred stock, net	324,801	—
Proceeds (payments) of debt under asset based credit facility	(139,098)	365,000
Net payments on long- and short-term borrowings	(8,483)	(268,923)

Net cash provided by financing activities	177,253	56,514

Effect of exchange rate changes on cash and cash equivalents	11,806	(6,683)

Net increase in cash and cash equivalents	537,141	171,620
Cash and cash equivalents at beginning of period	155,745	222,954

Cash and cash equivalents at end of period	$692,886	$394,574

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the corporate website, www.officedepot.com, under the category Company Info. Certain portions of those reconciliations are provided in the following tables. ($ in millions, except per share amounts)

Q3 2009	GAAP	% of Sales	Charges & Tax Adjustments	Non-GAAP	% of Sales
Gross profit	$860.1	28.4%	$0.9	$861.0	28.4%
Operating expenses	$892.9	29.5%	$(39.2)	$853.7	28.2%
Operating profit (loss)	$(32.8)	(1.1)%	$40.1	$7.3	0.2%
Income (loss) available to common shareholders	$(413.0)	(13.6)%	$391.7	$(21.3)	(0.7)%

Diluted earnings (loss) per share	$(1.51)		$1.43	$(0.08)

Q3 2008	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$1,024.5	28.0%	$—	$1,024.5	28.0%
Operating expenses	$1,018.7	27.8%	$(5.3)	$1,013.4	27.7%
Operating profit	$5.8	0.2%	$5.3	$11.1	0.3%
Income (loss) available to common shareholders	$(6.7)	(0.2)%	$5.0	$(1.7)	0.0%

Diluted earnings (loss) per share	$(0.02)		$0.01	$(0.01)

YTD 2009	GAAP	% of Sales	Charges & Tax Adjustments	Non-GAAP	% of Sales
Gross profit	$2,534.4	27.9%	$10.9	$2,545.3	28.0%
Operating expenses	$2,725.6	30.0%	$(184.2)	$2,541.4	28.0%
Operating profit (loss)	$(191.2)	(2.1)%	$195.1	$3.9	0.0%
Income (loss) available to common shareholders	$(550.2)	(6.1)%	$496.0	$(54.2)	(0.6)%

Diluted earnings (loss) per share	$(2.02)		$1.82	$(0.20)

YTD 2008	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$3,176.6	28.3%	$—	$3,176.6	28.3%
Operating expenses	$3,067.2	27.3%	$(31.6)	$3,035.6	27.0%
Operating profit	$109.4	1.0%	$31.6	$141.0	1.3%
Income available to common shareholders	$60.1	0.5%	$26.1	$86.2	0.8%

Diluted earnings per share	$0.22		$0.10	$0.32

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations (Continued)

	Q3 2009	Q3 2008
Cash Flow Summary
Net cash provided by (used in) operating activities	$160.8	$300.1
Net cash provided by (used in) investing activities	(20.1)	(39.6)
Net cash provided by (used in) financing activities	(10.6)	(12.7)
Effect of exchange rate changes on cash and cash equivalents	4.1	(9.8)

Net increase (decrease) in cash and cash equivalents	$134.2	$238.0

Free Cash Flow
Net cash provided by (used in) operating activities	$160.8	$300.1
Less: Capital expenditures	20.3	71.0

Free Cash Flow	$140.5	$229.1

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$134.2	$238.0
Less: Net cash provided by (used in) financing activities	(10.6)	(12.7)

Cash Flow Before Financing Activities	$144.8	$250.7

	YTD 2009	YTD 2008
Cash Flow Summary
Net cash provided by (used in) operating activities	$267.2	$437.8
Net cash provided by (used in) investing activities	80.9	(316.0)
Net cash provided by (used in) financing activities	177.2	56.5
Effect of exchange rate changes on cash and cash equivalents	11.8	(6.7)

Net increase (decrease) in cash and cash equivalents	$537.1	$171.6

Free Cash Flow
Net cash provided by (used in) operating activities	$267.2	$437.8
Less: Capital expenditures	74.1	277.8

Free Cash Flow	$193.1	$160.0

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$537.1	$171.6
Less: Net cash provided by (used in) financing activities	177.2	56.5

Cash Flow Before Financing Activities	$359.9	$115.1

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

Office Depot, Inc.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2009	2008	2009	2008
Sales	$1,288.3	$1,578.5	$3,850.7	$4,725.0
% change	(18)%	(11)%	(19)%	(8)%

Division operating profit	$35.1	$11.9	$103.4	$90.0
% of sales	2.7%	0.8%	2.7%	1.9%

North American Business Solutions Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2009	2008	2009	2008
Sales	$880.4	$1,054.2	$2,662.6	$3,222.3
% change	(16)%	(10)%	(17)%	(7)%

Division operating profit	$21.3	$39.0	$76.9	$147.9
% of sales	2.4%	3.7%	2.9%	4.6%

International Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2009	2008	2009	2008
Sales	$860.6	$1,025.1	$2,565.2	$3,277.6
% change	(16)%	3%	(22)%	7%
% change in local currency sales	(9)%	(2)%	(10)%	(1)%

Division operating profit	$34.2	$35.9	$55.8	$147.3
% of sales	4.0%	3.5%	2.2%	4.5%

Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

Office Depot, Inc.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended		39 Weeks Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Store Statistics

United States and Canada:
Store count:
Stores opened	1	6	4	57
Stores closed	1	3	113	4
Stores relocated	3	2	5	6
Total U.S. and Canada stores	1,158	1,275	1,158	1,275

North American Retail Division square footage:	28,260,731	30,862,571
Average square footage per NAR store	24,405	24,206
Inventory per store (end of period)	$669,000	$777,000
International Division company-owned:
Store count:
Stores opened	1	—	3	2
Stores closed	10	—	27	1
Stores acquired	—	13	—	13
Total International company-owned stores	138	162	138	162